Exhibit 2

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of the 3rd day of July, 2012, between Sönke Timm, as the seller (“Seller”), and Dan M. Ferris (“Ferris”), as the purchaser.

RECITALS

WHEREAS, Ferris and Seller entered into that certain Stock Purchase Agreement dated as of June 6, 2012 (the “Original Agreement”) pursuant to which Seller agreed to sell to Ferris, and Ferris agreed to purchase from Seller, Two Million (2,000,000) shares (the “Shares”) of the common stock, $0.001 par value per share (the “Common Stock”), of Curry Gold Corp., a Nevada corporation (the “Company”);

WHEREAS,

Ferris and Seller desire to amend certain provisions of the Agreement to (a) provide a Closing Date, (b) amend Section 2.3(d), and (c) extend the termination date;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Amendment to Section 2.1.

Section 2.1 of the Original Agreement is hereby deleted in its entirety, and the following new Section 2.1 is inserted in lieu thereof for all purposes:

“2.1

Date, Time and Place of Closing.  The closing of the sale of the Shares (the "Closing") will take place at 10:00 a.m., Dallas, Texas time on July 5, 2012, or at such other date, time or place as may be mutually agreed to by Ferris and the Seller (the "Closing Date").”

2.

Amendment to Section 2.3(d).

Section 2.3(d) of the Original Agreement is hereby deleted in its entirety, and the following new Section 2.3(d) is inserted in lieu thereof for all purposes:

“(d)

After 10 days has elapsed following the filing of a Schedule 14f-1 with the Securities and Exchange Commission, Ferris intends to execute a written consent in lieu of a special meeting of the stockholders of the Company electing himself as a director of the Company. Immediately after the election of Ferris as a director, Ferris and Seller agree to amend the Bylaws of the Company to, among other things, provide that the Company may have only one (1) director. Immediately after the execution of the amendment to the Bylaws, Seller will submit his resignation as a director of the Company.”

3.

Amendment to Section 9.

Section 9 of the Original Agreement is hereby deleted in its entirety, and the following new Section 9 is inserted in lieu thereof for all purposes:

“9.

TERMINATION.

If the Closing has not occurred before July 31, 2012, then this Agreement shall automatically terminate for all purposes, unless extended in writing signed by Seller and Ferris.  Upon termination, this Agreement will be void and of no further force and effect, and Ferris will  not have any further obligation to purchase the Shares or otherwise perform under this Agreement.”

4.

No Other Amendment; Definitions.  Except as specifically modified and amended pursuant to Sections 1-3 hereof, the Original Agreement shall remain in full force and effect without revision thereto.  Moreover, all capitalized terms used in this Amendment, unless otherwise defined herein or the context specifically provides otherwise, shall have the same meanings in this Amendment as attributed to such terms in the Original Agreement.

5.

Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.

Applicable Law.  THIS AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

7.

Descriptive Headings; Language Interpretation.  The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.  In the interpretation of this Amendment, unless the context otherwise requires, (a) words importing the singular shall be deemed to import the plural and vice versa, (b) words denoting gender shall include all genders, and (c) references to parties, articles, sections, schedules, paragraphs and exhibits shall mean the parties, articles, sections, schedules, paragraphs and exhibits of and to this Amendment.

8.

Integration.  This Amendment and the documents referred to herein contain the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein.  This Amendment supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

9.

Counterparts.  This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

SELLER:

/s/ Sonke Timm

Sönke Timm

FERRIS:

/s/ Dan Ferris

Dan Ferris

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